Exhibit 99.1 Press Release dated May 22, 2007

FOR MORE INFORMATION, CONTACT:
Mary Cohron or Steve Marcum
(270)393-0700

For Immediate Release

Citizens First Corporation Announces Stock Repurchase Program

BOWLING GREEN, KY (May 22, 2007) - The Board of Directors of Citizens First Corporation has approved a stock repurchase program of up to 100,000 common shares. The company has approximately 2 million shares outstanding as of May 22, 2007.

In addition, at the annual shareholders’ meeting on May 17, 2007, the shareholders approved an amendment to the Amended and Restated Articles of Incorporation of the Company to increase the range of the number of directors from not less than seven and not more than eighteen. The Company currently has fifteen directors.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Possible risks and uncertainties regarding these statements include, but are not limited to the Company’s determination from time to time whether to purchase any shares under the repurchase program.

Citizens First Corporation is the parent of Citizens First Bank, a $350 million community bank headquartered in Bowling Green, KY. Citizens First’s common stock is traded through the NASDAQ Global Market System under the symbol “CZFC.”